Exhibit 99.1

CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue Vancouver, B.C. V6P 6G5 Canada	Telephone 604-267-7078 Facsimile 604-267-7080 www.coronusenergy.com

NEWS RELEASE For Immediate Release	OTCBB – CRNSF
ENTRY INTO SYSTEM IMPACT STUDY AGREEMENT --- VACANT LAND PURCHASE AGREEMENT EXTENSION

Vancouver, B.C. – March 2, 2012 – Jeff Thachuk, President of Coronus Solar Inc. (the “Company”) announced today that, on February 29, 2012, Coronus Energy Corp. (“Coronus”), the Company’s wholly-owned subsidiary, entered into a System Impact Study Agreement (the “SIS Agreement for 29-Palms North 3”) with Southern California Edison (“SCE”). The SIS Agreement for 29-Palms North 3 relates to Coronus’ application for interconnection service and the CREST tariff for a 1.5 MW solar photovoltaic (PV) power system (the “29-Palms North 3 Project”) on the 39.25 acre parcel of vacant land, situated north of Twentynine Palms, in the County of San Bernardino, California, Coronus acquired on May 16, 2011.

The SIS Agreement for 29-Palms North 3 sets forth the terms and conditions for SCE to perform a system impact study to determine the impacts that would result from interconnecting the 29-Palms North 3 Project and the adequacy of SCE’s electrical system to accommodate the 29-Palms North 3 Project. In addition, SCE shall make a preliminary determination of the required interconnection facilities and distribution system upgrades, and any other modifications or additions that would be needed, to accommodate the 29-Palms North 3 Project. The estimated cost of the SIS Agreement for the 29-Palms North 3 Project is $10,000. SCE anticipates completing the study within 120 business days. On entering into the SIS Agreement for 29-Palms North 3, Coronus paid SCE the $10,000 deposit.

Mr. Thachuk announced today also that, further to the Company's News Releases of October 14 and December 9, 2011, and January 17 and February 7, 2012, the close of escrow for the Vacant Land Purchase Agreement (the “Yucca Valley East Agreement”), entered into by Coronus, has been extended. Additionally, the time allotted for Coronus’ board of directors to approve the Yucca Valley East Agreement has also been extended. Under the Yucca Valley East Agreement, effective February 29, 2012, the close of escrow has been extended to April 6, 2012, and the Yucca Valley East Agreement is now subject to Coronus’ board of director approval on or before March 31, 2012.

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk ”

Jeff Thachuk
President

Forward Looking Statements:  Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.